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                                                                      EXHIBIT 12


                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN MILLIONS OF DOLLARS, EXCEPT RATIO)
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                                                             1997
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EARNINGS:
Net earnings                                                $1,300
Taxes on income                                                637
Interest expense                                               842
Amortization of debt premium and discount, net                  (3)
Portion of rents representative of an interest factor           86
                                                            ------
Adjusted earnings before taxes and fixed charges            $2,862
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FIXED CHARGES:
Interest expense                                            $  842
Amortization of debt premium and discount, net                  (3)
Portion of rents representative of an interest factor           86
Capitalized interest                                             5
                                                            ------
Total fixed charges                                         $  930
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RATIO OF EARNINGS TO FIXED CHARGES                             3.1
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